Exhibit 4.15

CRH GROUP SERVICES LIMITED

AND

G.S.O’B. TRUSTEES LIMITED

AGREEMENT

THIS AGREEMENT made the 2nd day of June 1998 BETWEEN CRH GROUP SERVICES LIMITED having its registered office at 42 Fitzwilliam Square, Dublin 2 (hereinafter called “the Company”) of the One Part AND G.S.O’B. TRUSTEES LIMITED having its registered office at 69/71 St. Stephen’s Green, Dublin 2 (hereinafter called “the Trustee” which expression shall where the context so admits include the Trustee for the time being hereof) of the Other Part.

WHEREAS:

A.	A Trust Deed was executed on the 8th day of April 1997 between the parties hereto with rules appended thereto (“the Rules”).

B.	The parties hereto have agreed to amend the Rules in the manner set out in this Agreement.

C.

The parties hereto have further agreed that all other terms of the Trust Deed and the Rules shall continue in full force and effect and that the terms defined in the Trust Deed and the Rules bear the same meaning wherever used herein.

THIS AGREEMENT WITNESSETH AND IT IS AGREED between the parties hereto that the Rules shall be amended as follows:

1.

The definition of “Eligible Employee” in Rule 1 headed “Definitions” shall be amended by the substitution of “31st December” in place of “1st November” in paragraph 1 (b) thereof so that the definition of “Eligible Employee” in the rules shall now read:

“(1)	An employee being a person, including a full-time director or officer holding a salaried employment or office of the Company:

(a)	whose remuneration is subject to Irish Income Tax under Schedule E, and

(b)	who has been in the continuous service of the Group for a period of not less than one (1) year ending on the 31st of December preceding the Announcement Date.

(2)	Any other employees and directors (including part-time employees and part-time directors) of the Company whom the board, at its discretion, invites to participate in the Scheme.

Provided always that employees (including directors) coming within the terms of Part III of the Third Schedule to the Act are ineligible to participate in the Scheme”

2.	The Rules with the aforesaid amendments incorporated therein are appended hereto and initialled by the signatories to this agreement for identification purposes.

IN WITNESS whereof the parties hereto have caused this agreement to be executed the day, month and year herein specified.

PRESENT when the Common Seal of CRH GROUP SERVICES LIMITED was affixed hereto:

PRESENT when the Common Seal of G.S.O’B TRUSTEES LIMITED was affixed hereto:

CRH GROUP SERVICES LIMITED

RULES

1.	Definitions

In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of the Oireachtas shall include any modification, re-enactment or extension of it.

“Act”	The Finance Act, 1982 or any statutory modification or re-enactment thereto.

“Announcement Date”	The day or days in each calendar year on which the Company invites Eligible Employees to apply for Shares under the Scheme.

“Appropriate Percentage”	The percentage of the Locked-in Value of a Participant’s Shares chargeable to income tax under Schedule E computed in accordance with the provisions of Section 52 (8) of the Act.

“Appropriation Date”	The date, not being later than nine (9) months after the immediately preceding Announcement Date or such later date as the Revenue Commissioners may agree, on which shares are appropriated to the Participants.

“Auditors”	The Auditors for the time being of the Company or in the event of there being Joint Auditors such one of them as the Company shall select.

“Basic Salary”	Basic earnings excluding any fluctuating emoluments e.g. overtime, shift premium, bonuses.

“the Board”	The Board of directors of the Company for the time being, or a duly authorised committee thereof.

“the Company”	CRH Group Services Limited

“Eligible Employee”

(1)   An employee being a person, including a full-time director or officer holding a salaried employment or office of the Company:

(a)   whose remuneration is subject to Irish Income Tax under Schedule E, and

(b)   who has been in the continuous service of the Group for a period of not less than one (1) year ending on the 31st December preceding the Announcement Date.

(2)   Any other employees and directors (including part-time employees and part-time directors) of the Company whom the Board at its discretion invites to participate in the Scheme. Provided always that employees (including directors) coming within the terms of Part III of the Third Schedule to the Act are ineligible to participate in the Scheme.

“the Group”	The Parent Company and any Subsidiary.

“Individual Entitlement”	In relation to an Eligible Employee means (subject to the proviso hereinafter contained) a share of the amount made available for the purposes of the Scheme for the relevant year which amount shall be distributed by the Company amongst the Eligible Employees in proportion to their annual Basic Salary.

“Individual Share Allocation”	The proportion of Individual Entitlement which an Eligible Employee elects to have appropriated to him in accordance with the terms of the Scheme plus an amount, if any, applied by an Eligible Employee from the foregoing of salary, such amount not to exceed the said proportion of Individual Entitlement or, if less, an amount equal to 7.5% of Basic Salary PROVIDED THAT such amount, or sum of such amounts shall not in any case exceed the amount specified in paragraph 1 (4) of Part I of the Third Schedule to the Act.

“Initial Market Value”	The higher of par or the market value of the Shares determined in accordance with Section 49 Capital Gains Tax Act, 1975 as at the Appropriation Date or such earlier date as the Trustee may agree with the Revenue Commissioners.

“Locked-in-Value”	The value as defined in Section 53 (2) of the Act.

“Parent Company”	CRH Plc.

“Participant”	An Eligible Employee who, having elected to participate and having contracted with the Company, is appropriated Shares in the Scheme.

“Release Date”	The date as defined in Section 52 (7) of the Act.

“Retention Period”

The period beginning on the date the Shares are appropriated to a Participant and ending on the second anniversary of that date or if it is earlier:

(i) the date on which the Participant ceases to be an employee or director of the Company by reason of injury or disability or on account of his being dismissed by reason of redundancy, within the meaning of the Redundancy Payments Act, 1967;

(ii)  the date on which the Participant reaches pensionable age as defined in Section 2 of the Social Welfare (Consolidation) Act, 1981; or

(iii)  the date of the Participant’s death.

“the Scheme”	The CRH Group Services Limited Share Participation Scheme.

“Scheme Shares”	Shares appropriated under the Scheme.

“Shares”	Fully paid Ordinary Shares in the capital of the Parent Company which comply with the provisions of Part II of the Third Schedule to the Act and where the context so requires shall refer to a single Share.

“Subsidiary”	A subsidiary of the Parent Company within the meaning of Section 155 of the Companies Act, 1963, and over which it has control within the meaning of Section 102 of the Corporation Tax Act, 1976.

“the Trustee”	The Trustee for the time being of the Trust Deed dated the 8th day of April, 1997 and made between the Company of the one part and G.S.O’B. Trustees Limited of the other part.

“Year of Assessment”	The meaning assigned to it by Section 1 of the Income Tax Act, 1967.

ln these Rules words denoting the singular number only shall include the plural number also and words denoting the masculine gender shall include the feminine gender also.

2.	Operation of the Scheme

(a)	As soon as reasonable following approval by the Board of an amount, if any, available for the purposes of the Scheme:

(i)	The Board shall determine which employees of the Company are Eligible Employees as defined in Rule 1 and forthwith inform the Trustee accordingly;

(ii)	The Company shall inform each Eligible Employee of his Individual Entitlement and invite him to participate in the Scheme by completing within fourteen (14) days a form of acceptance for this purpose;

(iii)

Any Eligible Employee who wishes to participate in the Scheme shall contract with the Company in accordance with the terms of Rule 8 (b) below. Failure to comply with this requirement shall preclude such Eligible Employee from participating in the Scheme;

(iv)

The Company shall, in accordance with such requirements as the Trustee may from time to time specify, prepare and make available to the Trustee the name and address and the Individual Entitlement and Individual Share Allocation of each Eligible Employee who has elected to participate in the Scheme.

(b)

On or before each Appropriation Date the Company shall make available to the Trustee in respect of each Eligible Employee who has contracted to participate such sum as the Eligible Employee has elected to have appropriated to him under the Scheme on condition that such sum is applied by the Trustee in the acquisition (by purchase, subscription or otherwise) of Shares before the expiry of the period of nine (9) months after the immediately preceding Announcement Date or such longer period as the Revenue Commissioners may allow.

3.	(a) The Trustee shall as soon as reasonable following the Announcement Date:

(i)	determine the Initial Market Value and the number of Shares to be appropriated on the Appropriation Date;

(ii)

apply the sum made available by the Company pursuant to Rule 2 (b) hereof in subscribing for Shares at the Initial Market Value, or in purchasing Shares, for each Eligible Employee who has contracted to participate in the Scheme, provided that, in each case, such remaining part thereof which is less than the subscription price or purchase price (as the case may be) of a single Share shall be used by the Trustee to defray the expenses of the Scheme; and

(iii)

appropriate the Shares to Eligible Employees who have contracted to participate and shall, as soon as practicable after such appropriation, notify each such Participant of the number and description of Shares so appropriated to him, their Initial Market Value and the date on which such appropriation took place.

(b)

A Participant or his legal personal representative (as the case may be) shall be entitled to retain his beneficial interest in the Shares appropriated notwithstanding his death or departure from the service of the Company or any Subsidiary on or after the relevant Appropriation Date.

4.	Limitations

(a)

The initial Market Value of all Shares appropriated to any Participant shall not exceed IR£10,000 in any Year of Assessment (or such other maximum amount as may from time to time be permitted by virtue of the Act).

(b)

The total number of shares which may be issued during the period of ten (10) years commencing on 13th May, 1987, in respect of the Scheme and any other Share Participation Schemes and the Share Option Scheme adopted by the Parent Company on 13th May, 1987 shall not exceed ten (10) per cent of the issued ordinary share capital of the Parent Company.

(c)

The limit specified in paragraph (b) of this Rule and (if appropriate) the Initial Market Value shall be adjusted in such manner as the Auditors shall consider fair and reasonable to take account of any issue by way of capitalisation of reserves any rights issue or any sub-division, consolidation or reduction of share capital.

5.	Rights attaching to Shares and Listings

(a)	Save as otherwise provided in these Rules, Shares appropriated to Participants pursuant to the Scheme shall rank pari passu in all respects with the Ordinary Shares of the Parent Company.

(b)

The Parent Company will use its best endeavours to procure that as soon as is reasonable after an appropriation of Shares pursuant to the Scheme such Shares are admitted to the Official List of The Irish and London Stock Exchanges.

6.	Reports and Voting Rights

(a)	The Trustee, upon receipt thereof, shall send to each Participant copies of all information sent to shareholders of the Parent Company.

(b)

The Trustee, upon receipt thereof, shall send to each Participant copies of all notices of meetings of shareholders of the Parent Company. The Participants may give the Trustee written voting instructions at least four (4) business days prior to any such meetings and in the event that the Participants give written instructions pursuant to this Rule 6 (b), the Trustee shall exercise the right to vote attaching to the relevant Scheme Shares in accordance with such instructions. Otherwise the Trustee shall abstain from voting in respect of the relevant Scheme Shares at any shareholder meeting in person or by such a person as the Trustee shall elect as its proxy.

7.	Rights Issue

(a)

Whenever any rights to acquire shares or other securities or other rights of any nature are granted by the Parent Company to its shareholders, each Participant shall be notified by the Trustee of the rights related to his Scheme Shares and the Participant may instruct the Trustee to take up all or part of such rights or to sell all or part of his rights or allow them to lapse, subject to the provision by him of any necessary funds and to the terms of such rights granted by the Parent Company to its shareholders. The Trustee shall act upon such instruction received by it not less than seven (7) business day before the expiration of the period allowed for the exercise of any such rights.

(b)

If any Participant has not prior to seven (7) business days before the expiration of the period allowed for the exercise of any such rights given instructions to the Trustee with regard thereto and provided any funds necessary for the purpose the Trustee shall sell such rights or allow them to lapse, and shall deal with any payment received in consequence of the non-exercise of such rights as a capital receipt in accordance with the Act.

(c)	In the exercise of its duties under this Rule the Trustee shall be indemnified by the Participant against all liabilities in respect thereof.

8.	Conditions of Retention and Disposal

(a)	Except as hereinafter provided, the Trustee:

(i)	shall not dispose of any Scheme Shares during the Retention Period (whether by transfer to a Participant or otherwise);

(ii)

shall not dispose of any Scheme Shares after the end of the Retention Period except pursuant to a direction given by or on behalf of a Participant, or his legal personal representative and shall not dispose of any Scheme Shares by any transaction which would involve a breach of a Participant’s obligations under paragraphs (b)(iii) or (iv) below;

(iii)

shall deal with any right conferred in respect of any of a Participant’s Scheme Shares to be allotted other shares, securities or rights of any description only pursuant to a direction given by or on behalf of the Participant or his legal personal representative.

(b)	Except as hereinafter provided each Participant:

(i)	shall permit his Scheme Shares to remain in the hands of the Trustee throughout the Retention Period;

(ii)	shall not assign, charge or otherwise dispose of his beneficial interest in his Scheme Shares during the Retention Period;

(iii)

shall not direct the Trustee to transfer the ownership of his Scheme Shares to him at any time before the Release Date unless he shall pay to the Trustee before the transfer takes place a sum equal to income tax at the standard rate for the time being in force on the Appropriate Percentage at the time of the direction;

(iv)

shall not direct the Trustee to dispose of his Scheme Shares at any time before the Release Date in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of the sale.

(c)

As soon as is reasonable after the expiration of the Release Date the Trustee shall transfer to each Participant, or those beneficially entitled, the respective Scheme Shares retained by the Trustee whereupon the trusts in respect thereof shall be determined.

9.	Transactions in Shares

Notwithstanding Rule 8 above, a Participant:

(a)

may direct the Trustee to accept an offer for any of the Shares appropriated to him (hereinafter referred to in this Rule as “the Original Shares’’) if the acceptance or agreement will result in a new holding, as defined in Section 2 (1) (b) of Schedule 2 to the Capital Gains Tax Act, 1975, being equated with the Original Shares for the purposes of Capital Gains Tax; and

(b)

may direct the Trustee to agree to a transaction affecting the Shares appropriated to him or such of them as are of a particular class if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all the share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares or shares of the class in question which are held by a class of shareholder identified otherwise than by reference to their employment or their participation in the Scheme; and

(c)

may direct the Trustee to accept an offer of cash, with or without other assets, for the Shares appropriated to him if the offer forms part of a general offer which is made to holders of shares of the same class as himself or of shares in the Parent Company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer, will have control of the Parent Company within the meaning of Section 158 of the Corporation Tax Act, 1976; and

(d)

may agree after the expiry of the Retention Period to sell the beneficial interest in the Shares appropriated to him, to the Trustee for the same consideration as in accordance with Rule 8 (b) (iv) above would be required to be obtained for the Shares themselves; and

(e)

in the event of any offer being made or a transaction being proposed in any of the circumstances described in this Rule 9 (a), (b) or (c) the Trustee shall forthwith notify each Participant and shall act in accordance with the instructions of the Participant in dealing with his Scheme Shares and in the absence of any such instructions shall take no action.

10.	Receipts

(a)

Subject to the obligations under Rule 13 (a) below and to any such direction as is referred to in Section 54 (3) of the Act, the Trustee shall pay or transfer to a Participant any money or money’s worth received by it in respect of or by reference to any of the Shares appropriated to him (less any costs or expenses), other than money’s worth consisting of a “new holding” within Rule 11 and money consisting of a sum referred to in Section 52 (1)(c) of the Act provided that the Trustee shall not be obliged to pay to a Participant any sum of IR£1 or less and shall be entitled to use such sums to defray the expenses of the Scheme.

(b)

The Trustee shall procure that dividends in respect of Shares appropriated to a Participant are remitted to him at his present or last place of work within the Company or such other place within the State as the Participant may direct as soon as practicable after payment thereof is made by the Parent Company provided always that the Trustee shall at all times comply with the provisions of paragraph 14 (a) of the Third Schedule to the Act.

11.	Company Reconstruction

Where there occurs in relation to any of the Shares appropriated to a Participant a company reconstruction (as defined in Section 55 of the Act) which results in a new holding, as defined in Section 2 (1) (b) of Schedule 2 to the Capital Gains Tax Act, 1975, being for the purposes of the said Section 55 equated with the original holding for the purposes of Capital Gains Tax then such new holding shall be deemed to have been appropriated to the Participant on the date of appropriation of the original holding and shall be held by the Trustee on the same terms.

12.	Leaving Employment

Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.	Duty to Account for Tax

(a)

When the Trustee receives from a Participant, who has directed it to transfer the ownership of his Scheme Shares to him at any time before the Release Date, the sum calculated in accordance with Rule 8 (b) (iii) above, it shall account to the Revenue Commissioners for that sum.

(b)	The Trustee shall maintain records of all sums received from Participants under paragraph (a) above.

(c)

The Trustee shall inform each Participant in writing of any facts known to it which are relevant to determining the liability (if any) of that Participant to Irish Income Tax under Schedule E in relation to the operation of the Scheme.

14.	Administration

(a)

If the Trustee needs from time to time to make additional appropriations pursuant to Rule 3 because of Eligible Employees being included in the Scheme for the relevant year, the Company shall make available to the Trustee such sum or sums as the Trustee needs to acquire Shares for such Eligible Employees as aforementioned provided always that such Eligible Employees shall be treated within the terms of the Scheme as if they had received an appropriation of Shares on the Appropriation Date. Under no circumstances shall the Trustee hold any Shares for more than eighteen (18) months without appropriating them to a Participant.

(b)

Any notification or other notice in writing to be given to any Participant in pursuance of this Scheme shall be sufficiently given if sent through the post in a prepaid cover addressed to the Participant at his last known address including any address supplied by the Company as being his address . Any certificate, notification or other notice in writing required to be given to the Company or the Trustee shall be properly given if sent to or delivered to the Company or the Trustee at their respective registered or principal offices.

15.	Modifications and Alterations to Scheme

(a)

The Company may at any time and from time to time by resolution of its Board amend, add to or revoke any of the provisions of the Trust Deed and Rules in such manner as may be thought fit provided that:

(i)	the approval of the Scheme by the Revenue Commissioners pursuant to the provisions of the Third Schedule to the Act shall not be prejudiced;

(ii)	in any material manner, the interest of any persons who at that time are Participants in the Scheme in respect of Scheme Shares shall not be prejudiced;

(iii)	except with the prior sanction of an Ordinary Resolution of a shareholders’ meeting of the Parent Company, no alterations shall be made to this Rule 15 or Rules 4, 5 and 8;

(iv)	no such variation, amendment, addition or revocation shall be effective unless and until the approval of the Revenue Commissioners thereto shall have been obtained in writing; and

(v)

notwithstanding the provisions of the immediately preceding paragraphs of this Rule the Board may make such amendment or alteration to the provisions of the Scheme as in the opinion of the Board shall be necessary or expedient to enable the Scheme and the Rules to obtain or maintain the approval of the Revenue Commissioners under Part I of the Third Schedule to the Act.

(b)

The Board may, at any time, suspend or terminate the operation of the Scheme, in which event no further Shares shall be appropriated, but the provisions of the Scheme shall, in relation to the Shares already appropriated, continue in full force and effect.

16.	Enactments

Neither the Company nor the Trustee shall be required to perform any obligation hereunder to the extent that such action would be contrary to any enactment or regulation for the time being in force in the Republic of Ireland.

17.	Miscellaneous

If any matter arises on or in connection with the Scheme or its operation for which specific provision is not made in these Rules, such matter shall be resolved, dealt with or provided for in such manner as the Board shall in its absolute discretion consider appropriate after taking into account the respective interests of the Company and of the Participants having obtained the prior written approval of the Revenue Commissioners.